Exhibit 4.29

BY AND AMONG

XPENG INC.

VOLKSWAGEN (CHINA) INVESTMENT CO., LTD.

(大众汽车（中国）投资有限公司 )

AND

VOLKSWAGEN FINANCE LUXEMBURG S.A.

Dated as of July 26, 2023

INVESTOR RIGHTS AGREEMENT

i

ii

This INVESTOR RIGHTS AGREEMENT dated as of July 26, 2023 (as may be amended, supplemented, modified or varied from time to time in accordance with the terms herein, this “Agreement”) is entered into by and among XPENG INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), VOLKSWAGEN (CHINA) INVESTMENT CO., LTD. (大众汽车（中国）投资有限公司), a company established with limited liability under the laws of the PRC (the “Investor”) and VOLKSWAGEN FINANCE LUXEMBURG S.A., a company incorporated under the laws of Luxembourg (the “Investor Nominee”, together with the Company and the Investor, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Investor (or the Investor Nominee) has agreed to subscribe for and purchase from the Company, and the Company has agreed to issue and sell to the Investor (or the Investor Nominee), certain number of Class A ordinary shares, with par value US$0.00001 per share of the Company (the “Class A Ordinary Shares”), respectively, on the terms and conditions set forth in the Share Purchase Agreement dated on or about the date hereof, by and among the Company, the Investor and the Investor Nominee (as may be amended, supplemented, modified or varied from time to time in accordance with the terms therein, the “Share Purchase Agreement”);

WHEREAS, on or about the date hereof, Mr. Xiaopeng He (the “Founder”) and the Company are entering into an undertaking agreement (the “Founder-Company Undertaking”); and

WHEREAS, the Parties wish to enter into this Agreement to set forth certain rights and obligations of the Parties in connection with the transactions contemplated under the Share Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

“3% Threshold” has the meaning set forth in Section 2.1(a).

“5% Longstop Date” has the meaning set forth in Section 2.1(b).

“5% Threshold” has the meaning set forth in Section 2.1(c).

“ADS” means an American depositary share of the Company, each of which represents two (2) Class A Ordinary Shares.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, Controls, is Controlled by or under common Control with such specified Person and, for the avoidance of doubt, includes a Subsidiary of such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Securities Law” means (a) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (b) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.

“Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Beneficially Own” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” and “Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the Cayman Islands, the PRC, Hong Kong, Germany or New York are required or authorized by law or executive order to be closed.

“CCASS” means the Central Clearing and Settlement System established and operated by HKSCC.

“Class A Ordinary Shares” has the meaning set forth in the recitals.

“Class B Ordinary Shares” means class B ordinary shares of the Company, with par value US$0.00001 per share.

“Closing” means the closing of the transactions contemplated under the Share Purchase Agreement.

“Collaboration Documents” has the meaning set forth in the Share Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or other governmental agency administering the securities laws in the jurisdiction in which the Company’s securities are registered or being registered.

“Company” has the meaning set forth in the Preamble.

“Company Total Share Number” as of a given time means the sum of the aggregate number of issued and outstanding shares in the capital of the Company as of such time, including (x) the issued and outstanding Class A Ordinary Shares (for purposes of such calculation, including the Class A Ordinary Shares represented by ADSs but excluding the Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs and reserved for future issuances upon the exercise or vesting of awards granted under the applicable Incentive Plan), and (y) the issued and outstanding Class B Ordinary Shares.

“Confidentiality Agreements” has the meaning set forth in the Share Purchase Agreement.

“Confidential Information” has the meaning set forth in Section 6.15(a).

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the business, management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Derivative Transactions” means bona fide derivative transactions between the Investor and a financial institution, which derivative transactions will be only settled in cash (and not in Subject Shares), as well as the creation by the Investor of any charge, pledge or other similar form of security interest over the Subject Shares as collateral to support such derivative transactions.

“Director(s)” means the director(s) of the Company.

“Disclosing Party” has the meaning set forth in Section 6.15(b).

“Equity Securities” means, with respect to any Person, shares in the capital of such Person and any other securities exchangeable or exercisable for or convertible into shares in the capital of such Person, and unless the context specifies otherwise, Equity Securities shall mean Equity Securities of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed.

“HKEX” means The Stock Exchange of Hong Kong Limited.

“HKIAC” has the meaning set forth in Section 6.4.

“HKIAC Rules” has the meaning set forth in Section 6.4.

“HKSCC” means Hong Kong Securities Clearing Company Limited, a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited.

“Holder” means the Investor or a Qualified Investor Group Member for so long as it holds any Registrable Shares, or any other holder of Registrable Shares to whom the Registration Rights in respect of such Registrable Shares have been assigned in accordance with this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Incentive Plan” has the meaning set forth in the Share Purchase Agreement.

“Investor” has the meaning set forth in the Preamble.

“Investor Director” has the meaning set forth in Section 2.3.

“Investor Director Nomination Right” has the meaning set forth in Section 2.3.

“Investor Nominee” has the meaning set forth in the Preamble.

“Investor Nominee Assumption” has the meaning set forth in the Share Purchase Agreement.

“Investor Observer” has the meaning set forth in Section 2.3.

“Investor Observer Appointment Right” has the meaning set forth in Section 2.3.

“Law” means any order, law, statute, regulation, rule (including interpretive rules), ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Authority, as in effect at the applicable time, including any rules promulgated by a stock exchange or regulatory body.

“Lock-Up Termination Date” means the earliest of (i) the second (2nd) anniversary of the date of Closing, (ii) the SOP Date, and (iii) the date on which a Specific Termination Event occurs.

“NED Appointment Letter” means a non-executive Director appointment letter between the Company and the Investor Director in a form acceptable to the Investor and the Company.

“Non-Disclosing Party” has the meaning set forth in Section 6.15(b).

“Observer Appointment Letter” means an observer appointment letter between the Company and the Investor Observer in a form acceptable to the Investor and the Company.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Permitted Transferee” has the meaning set forth in Section 4.2(a).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a Governmental Authority or other agency or political subdivision thereof.

“Platform and Software Collaboration” has the meaning set forth in the Share Purchase Agreement.

“Qualified Investor Group Member” means a company the share capital of which is at least 90% directly or indirectly (on a look-through basis) held by Volkswagen AG.

“register”, “registered” and “registration” means (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the Applicable Securities Laws of such other jurisdiction.

“Registrable Shares” means (i) the Subject Shares, (ii) Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Subject Shares, and (iii) any ADS, depositary receipts or similar instrument issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, Registrable Shares shall not include any Registrable Shares Transferred in which the Registration Rights are not transferred or assigned in accordance with this Agreement or any Registrable Shares sold in a public offering, whether sold pursuant to Rule 144, or in a registered offering, or otherwise.

“Registration Expenses” has the meaning set forth in Section 3.5.

“Registration Rights” means the rights to cause the Company to register Registrable Shares pursuant to Section 3.1, Section 3.2 and Section 3.3.

“Representatives” means, with respect to any Person, its Affiliates, and such Person’s and its Affiliates’ directors, officers, employees, agents, consultants, investment bankers, accountants, attorneys or financial advisors, bona fide prospective investors (other than prospective investors in the public market) and other representatives.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 145” means Rule 145 promulgated under the Securities Act and any successor provision.

“Sanctions Event” has the meaning set forth in the Share Purchase Agreement.

“Sanctions Event Notice” means a written notice from the Investor of the occurrence of a Sanctions Event and its intent to Transfer under Section 4.2;

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the United States Securities Act of 1933 as amended from time to time.

“Selling Expenses” means the underwriting discounts and commissions and share transfer taxes.

“Share Purchase Agreement” has the meaning set forth in the Recitals.

“Shareholder” or “Shareholders” means Persons who hold the Ordinary Shares from time to time.

“SOP Date” means the date of the start of production of the first model of the VW B BEVs.

“Specific Termination Event” means (i) any of the events set out in Section 4.2(c) and Section 4.2(e) to Section 4.2(h) or (ii) Laws applicable to the Investor and Investor Nominee that come into effect after Closing resulting in neither the Investor nor the Investor Nominee being able to hold any Subject Shares in compliance with applicable Laws.

“Strategic Collaboration” means collectively the Platform and Software Collaboration and the transactions contemplated under the Technical Framework Agreement.

“Subject Shares” means the Class A Ordinary Shares issued to the Investor at the Closing, including, as applicable, ADSs representing any such Class A Ordinary Shares.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a variable-interest-entity structure or other, similar contractual arrangements, or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Technical Framework Agreement” has the meaning set forth in the Share Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Share Purchase Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, hedge, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, hedge, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise. For the avoidance of doubt, any issuance of Equity Securities by, or Transfer of Equity Securities in, the Investor or its direct or indirect shareholders resulting in the Investor ceasing to be a Qualified Investor Group Member shall, for purposes of this Agreement, be deemed a Transfer of the Subject Shares by the Investor to a third party who is not a Qualified Investor Group Member.

“Underwritten Public Offering” means a firm underwritten public offering of the Ordinary Shares in the United States that has been registered under the Securities Act, or a similar public offering of the Ordinary Shares in another jurisdiction, which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange.

“VW B BEVs” means the two (2) VW B-class battery electric vehicle models (namely, one VW B SUV and one VW B Notchback/Coupe) to be developed in the Strategic Collaboration.

ARTICLE II

DIRECTOR NOMINATION; OBSERVER

Section 2.1. Certain Defined Terms. For purposes of this Agreement:

(a) “3% Threshold” means the Qualified Investor Group Members collectively holding a number of Class A Ordinary Shares (including Class A Ordinary Shares represented by the ADSs or other similar depositary receipts) representing at least three percent (3%) of the Company Total Share Number as of the relevant time. For the avoidance of any doubt, any Class A Ordinary Shares held by the Qualified Investor Group Members and subsequently used for Derivative Transactions shall, for so long as such Class A Ordinary Shares remain held by the Qualified Investor Group Members (including held through brokers in street name), be counted for the purposes of 3% Threshold.

(b) “5% Longstop Date” means the date falling 6 months after the Closing.

(c) “5% Threshold” means the Qualified Investor Group Members collectively holding a number of Class A Ordinary Shares (including Class A Ordinary Shares represented by the ADSs or other similar depositary receipts) representing at least five percent (5%) of the Company Total Share Number as of the relevant time. For the avoidance of any doubt, any Class A Ordinary Shares held by the Qualified Investor Group Members and subsequently used for Derivative Transactions shall, for so long as such Class A Ordinary Shares remain held by the Qualified Investor Group Members (including held through brokers in street name), be counted for the purposes of 5% Threshold.

Section 2.2. Investor Director Nomination Right. Subject to (i) the HKEX having confirmed in writing or verbally to the Company or its counsel, that the arrangements set out in this Section 2.2 are acceptable to the HKEX or that the HKEX has no objection or no comment to such arrangements; and (ii) the 5% Threshold being either (x) met at the Closing; or (y) first met on or prior to the 5% Longstop Date, and in each case of (x) and (y), thereafter being continuously met:

(a) when there is no Investor Director then serving, the Investor shall have the right to propose to the Company that one (1) individual designated by the Investor be nominated for appointment or election as a Director (such individual, as elected, the “Investor Director”, and such right to nominate, the “Investor Director Nomination Right”). The Company shall ensure that such individual designated by the Investor will be presented as a Director candidate for consideration by the nomination committee of the Board and the Board for appointment as a Director and upon the approval of the nomination committee of the Board and the Board (and in this regard the Company shall promptly convene a meeting of the relevant committee of the Board and/or the Board pursuant to the Articles), in compliance with the Articles and applicable Laws and subject to its receipt of an NED Appointment Letter duly executed by such individual, the Company shall promptly cause the appointment or election of such candidate to the Board, including if necessary, expanding the size of the Board (including the constituents of the independent Directors) in order to facilitate the appointment of the Investor Director and where the appointment of such Director candidate is required to be approved by way of a general meeting of the Company, the Company shall promptly (i) convene a general meeting and recommend to the Shareholders the election of such Investor Director to the Board in any such meeting of the shareholders to elect directors, and (ii) include such nomination and recommendation regarding such individual in the Company’s notice or circular for convening any such meeting of the shareholders to elect directors.

(b) At any meeting of the Board and/or a committee of the Board or any general meeting of the Company, when and if held, at which the Investor Director is up for re-appointment to the Board, the Company shall use reasonable best efforts to ensure that the Investor Director is re-appointed by the Shareholders to the Board pursuant to the Articles and applicable Laws. Subject to the Articles, the Company agrees that it shall not take any action in favour of the removal of the Investor Director other than in accordance with Section 2.2 or upon a material breach by the Investor Director of his or her obligations under the NED Appointment Letter.

If the 5% Threshold is met at or after the Closing and then subsequently ceases to be met, (A) the Investor Director Nomination Right shall terminate and shall not be reinstated if the 5% Threshold is subsequently met again, and the Company’s obligations under Section 2.2(a) and Section 2.2(b) shall terminate, and (B) the Investor shall promptly upon the request of the Company cause the Investor Director (if any person is actually appointed) to resign from the Board.

Section 2.3. Investor Observer Appointment Right. Subject to (i) the HKEX having confirmed, in writing or verbally to the Company or its counsel, that the arrangements set out in this Section 2.3 are acceptable to the HKEX or that the HKEX has no objection or no comment to such arrangements; and (ii) the 3% Threshold being met at the Closing and thereafter being continuously met:

(a) When there is no Investor Observer then serving, (i) the Investor shall have the right to appoint one (1) individual to attend meetings of the Board in a non-voting observer capacity (such individual, as so appointed, the “Investor Observer”, and such right to appoint, the “Investor Observer Appointment Right”), (ii) subject to its receipt of an Observer Appointment Letter duly executed by such individual, the Company shall promptly cause the appointment of such individual as an observer to the Board, and (iii) the Company shall, and shall procure its Affiliates, to promptly take actions to support and otherwise agree not to take any action to prevent, the appointment of such Investor Observer, including convening a meeting of the Board and appointing such Investor Observer.

(b) The Investor Observer shall be entitled to (i) receive any notice in the same form and manner as given to the Directors and the same materials as and when provided to the Directors and (ii) attend each Board meeting in the same manner as the Directors and to participate in discussions at such meeting, provided that (A) the Investor Observer shall, and the Investor shall cause the Investor Observer to, comply with the confidentiality obligations set forth in the Observer Appointment Letter with respect to all materials provided to the Investor Observer in his or her capacity as such and all matters discussed at Board meetings in which the Investor Observer participates and (B) the Investor Observer shall be subject to the Company’s insider trading policies and procedures as if the Investor Observer were a Director. For the avoidance of doubt, the Investor Observer shall not constitute a member of the Board and shall not be entitled to vote on or be required to consent to any matters presented to the Board.

(c) Upon the exercise of the Investor Director Nomination Right by the Investor, (i) if an Investor Observer is then appointed, the Investor shall promptly cause the Investor Observer to resign with effect from the day that the Investor Director is appointed to the Board in accordance with Section 2.2 and the Articles, and (ii) the Investor Observer Appointment Right is suspended. The Investor Observer Appointment Right will remain suspended until the date on which the Investor Director Nomination Right terminates, whereupon the Investor Observer Appointment Right shall, subject to the 3% Threshold being met at the Closing and thereafter being continuously met, be revived automatically.

At any time the 3% Threshold is not met, (A) the Investor Observer Appointment Right shall terminate and shall not be reinstated if the 3% Threshold is subsequently met again, and the Company’s obligations under Section 2.3(a) and Section 2.3(b) shall terminate, and (B) the Investor shall promptly upon the request of the Company cause the Investor Observer to resign.

Section 2.4. Efforts. The Company shall ensure that the Investor has reasonable access to and participation in any submission, application, filing or communication with the HKEX in relation to the arrangements set out in Section 2.2 and Section 2.3 (including the opportunity to review and provide comments on any document) before they are submitted or made to HKEX. Each Party shall keep the other Parties reasonably apprised of the status of matters relating to the arrangements set out in Section 2.2 and Section 2.3, including promptly furnishing to the Investor copies of material written communications received from the HKEX in respect of the arrangements set out in Section 2.2 and Section 2.3.

Section 2.5. Recusal. The Investor agrees to procure that any Investor Director and Investor Observer recuse themselves, and agrees that they be recused, from any discussion of the Board or any of its committees (a) relating to any disputes, litigation or other legal proceedings between the Company and/or any of its Affiliates, on the one hand, and the Investor and/or any of its Affiliates, on the other hand, (b) in the good faith determination of the Board based on the opinion of counsel (which may be from the Company’s internal counsel or from an internationally reputable law firm engaged by the Company or the Board) that could result in the loss of the attorney-client privilege between the Company or any of its Subsidiaries and their respective counsel or the loss of protection of any trade secret and (c) in the good faith determination of the Board based on the opinion (which may be from the Company’s internal counsel or from an internationally reputable law firm engaged by the Company or the Board) where such withholding or exclusion is required for the Company or its Subsidiaries to comply with applicable Laws, in each case of (b) and (c), provided that the Investor Director and Investor Observer have been provided with a copy of opinion of counsel setting out the relevant basis, and provided further that in the event an external counsel engaged by the Investor issues an opinion that it is not necessary for the Investor Director and Investor Observer to recuse themselves to preserve the attorney-client privilege or protect any trade secret referred to in (b) above, or for the Company or its Subsidiaries to comply with applicable Laws referred to in (c) above (and a copy of such opinion shall have been provided to the Board), the Board shall engage an internationally reputable law firm to provide the opinion with respect to the same subject matter and provide a copy of such opinion to the Investor.

Section 2.6. No Transfer or Assignment. Notwithstanding anything to the contrary herein, the Investor Director Nomination Right set forth in Section 2.1 and the Investor Observer Appointment Right set forth in Section 2.3 may not be transferred or assigned to any other Person (other than to a Permitted Transferee to whom all of the Subject Shares have been transferred and subject to the Investor’s prior written notice to the Company of such assignment), whether in connection with a Transfer of the Subject Shares or otherwise, without the prior written consent of the Company.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1. Demand Registration.

(a) At any time after the Lock-Up Termination Date, the Holders (such “Initial Requesting Holders”) may, by written notice, request that the Company register under the Securities Act all or any portion of the Registrable Shares held by such Initial Requesting Holders for sale in the manner specified in such notice; provided that the reasonably anticipated aggregate offering price to the public of such Registrable Shares is no less than US$5,000,000; provided, further, that the Company shall not be obligated to register Registrable Shares pursuant to such request: (i) subject to Section 3.2, during the period beginning thirty (30) days prior to the Company’s good faith estimate of the date of the filing, and ending on a date ninety (90) days following the effective date, of a registration statement filed by the Company relating to the Equity Securities (other than a registration pursuant to this Section 3.1(a), a registration of securities in a transaction under Rule 145 or with respect to an Incentive Plan), provided that the Company is using best efforts to cause such registration statement to become effective; (ii) if the Company then meets the eligibility requirements applicable to use the Form F-3 or Form S-3 in connection with such registration and is able to effect such requested registration pursuant to Section 3.3; or (iii) if external U.S. counsel to the Company of reputable standing opines to the Initial Requesting Holders within fifteen (15) days of the relevant request that the filing of such a registration statement would require the disclosure of material non-public information about the Company that the Company is not otherwise required to disclose, the disclosure of which could have a material adverse effect on the business or financial condition of the Company, in which event no such registration statement need be filed until the earlier of the lapse of sixty (60) days from the issuance of the opinion of counsel or such time as the information is no longer required to be disclosed, is not material or non-public, or its disclosure would not have a material adverse effect on the business or financial condition of the Company; provided, however, that the Company may not exercise its right under this subclause (iii) more than twice in any twelve-month-period; provided, further that the Company shall not register any Equity Securities for the account of itself or any other Shareholders during such period. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 3.1(a) within one hundred eighty (180) days after the effective date of a registration statement filed by the Company covering an Underwritten Public Offering in which the holders of Registrable Shares shall have been entitled to join pursuant to this Section 3.1(a) or Section 3.2 and in which they shall have effectively registered all Registrable Shares as to which registration shall have been so requested.

(b) Following receipt of any notice under Section 3.1(a), the Company shall immediately notify all other holders of Registrable Shares from whom notice has not been received and shall file and use its best efforts to have declared effective a registration statement under the Securities Act for the public sale, in accordance with the method of disposition specified in such notice from the Initial Requesting Holders, of the number of Registrable Shares specified in such notice (and in any notices received from other holders of Registrable Shares within twenty (20) days after the date of such notice from the Company) (such a “Requesting Holder”). If such method of disposition shall be an Underwritten Public Offering, the Company may designate the managing underwriter of such Underwritten Public Offering, subject to the approval of such Requesting Holders, which approval shall not be unreasonably withheld or delayed. The number of Registrable Shares to be included in such an underwriting may be reduced (pro rata among all Requesting Holders under this Section 3.1, to participate in such registration) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein; provided, however, that the Company shall include in such underwriting, prior to the inclusion of any securities held by the management or by employees or directors of the Company (or any other securities that are not Registrable Shares), the number of Registrable Shares requested to be included which in the opinion of such managing underwriter will not adversely affect the marketing of the securities to be sold therein, pro rata among the respective Holders thereof on the basis of the amount of Registrable Shares owned by each such Holder. With respect to the preceding sentence, if the Company elects to reduce pro rata the amount of Registrable Shares proposed to be offered in the underwriting, for purposes of making any such reduction, each holder of Registrable Shares which is a partnership, together with the affiliates, partners, employees, retired partners and retired employees of such holder, the estates and family members of any such partners, employees, retired partners and retired employees and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “person”, and any pro rata reduction with respect to such “person” shall be based upon the aggregate number of Registrable Shares owned by all entities and individuals included as such “person,” as defined in this sentence (and the aggregate number so allocated to such “person” shall be allocated among the entities and individuals included in such “person” in such manner as such holder of Registrable Shares may reasonably determine). The Company shall be obligated to register Registrable Shares pursuant to requests made under Section 3.1(a) on only two (2) occasions; provided, however, that as to each such occasion such obligation shall be deemed satisfied only when a registration statement covering at least fifty percent (50%) of the Registrable Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the Initial Requesting Holders, shall have become effective and, if such method of disposition is an Underwritten Public Offering, all such Registrable Shares shall have been sold pursuant thereto. Inclusion of Registrable Shares held by any Holder in a registration statement pursuant to this Section 3.1(b) shall be counted towards the threshold for fulfilment of the Company’s obligation to file registration statements under this Section 3.1.

(c) The Company shall be entitled to include in any registration statement referred to in this Section 3.1 for which the method of distribution is an Underwritten Public Offering, for sale in accordance with the method of disposition specified by the Initial Requesting Holders, Ordinary Shares to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Registrable Shares to be sold. Except with respect to registration statements on Form S-8, the Company will not file with the Commission any other registration statement with respect to its Ordinary Shares, whether for its own account or that of other Shareholders, from the date of receipt of a notice from Initial Requesting Holders pursuant to this Section 3.1 until the completion of the period of distribution of the registration contemplated thereby.

Section 3.2. Piggyback Registrations.

(a) Subject to the terms of this Agreement, if the Company proposes to register for its own account any of its Equity Securities, or for the account of any holder (other than the Holders or any other Qualified Investor Group Members) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except as set forth in Section 3.2(d)) after the Lock-Up Termination Date, the Company shall promptly give the Holders written notice of such registration and, upon the written request of any Holder given within fifteen (15) days after receipt of such notice, the Company shall use its commercially reasonable efforts to include in such registration any Registrable Shares thereby requested to be registered by such Holder. If any Holder decides not to include all or any of its Registrable Shares in such registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Shares in any subsequent registration statement as may be filed by the Company, all upon the terms and conditions set forth herein.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under Section 3.2(a) prior to the effectiveness of such registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.5.

(c) In connection with any Underwritten Public Offering involving the Company’s Equity Securities solely for cash, the Company shall not be required to register the Registrable Shares held by any Holder under this Section 3.2 unless such Registrable Shares are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company. The number of Registrable Shares to be included in such an underwriting may be reduced (pro rata among all requesting Holders to participate in such registration under this Section 3.2) if and to the extent that the underwriter(s) are of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein. If any Holder disapproves the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to such Holder’s good faith estimate of the effective date of the registration statement. Any Registrable Shares excluded or withdrawn from the underwriting shall be withdrawn from the registration.

(d) The Company shall have no obligation to register any Registrable Shares under this Section 3.2 in connection with a registration by the Company (i) relating solely to the sale of securities to participants in an Incentive Plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable); (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares; or (iv) relating to a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

Section 3.3. Form F-3 Registration.

(a) If at a time after the Lock-Up Termination Date when Form S-3 or Form F-3 is available for registration, the Company shall receive from a Holder a written request that the Company effect a registration on Form S-3 or Form F-3 of any Registrable Shares held by such Holder, the Company will promptly give written notice of the proposed registration to all other Holders and, as soon as reasonably practicable, effect such registration and all such related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Registrable Shares as are specified in such request and any written requests of other holders of Registrable Shares given within twenty (20) days after receipt of such notice. The Company shall not be required to file a registration statement under Form S-3 or Form F-3 if it would not be required to file a registration statement under Section 3.1 pursuant to subclause (iii) of the first sentence of Section 3.1(a). The Company shall have no obligation to effect a registration under this Section 3.3 unless the aggregate offering price of the securities requested to be sold pursuant to such registration is, in the good faith judgment of the Board, expected to be equal to or greater than US$5,000,000. The Company shall not be obligated to effect more than two (2) F-3 registrations consecutively in any twelve-month period. Any registration under this Section 3.3 will not be counted as a registration under Section 3.1.

Section 3.4. Registration Procedures.

(a) If and whenever the Company is required by the provisions of Section 3.1, Section 3.2 or Section 3.3 to effect the registration of any Registrable Shares under the Securities Act, the Company will, as expeditiously as possible:

(i) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective (provided that before filing a registration statement or any amendments or supplements thereto, the Company will furnish to the counsels of the selling Holders with respect to the Registrable Shares covered by such registration statement, copies of all such documents and include any reasonable comments of such counsels in such document) for the period of the distribution contemplated thereby (determined as provided in Section 3.4(b));

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 3.4(a)(i) above and as to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement in accordance with the selling Holders’ intended method of disposition set forth in such registration statement for such period;

(iii) furnish to each selling Holder and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendment or supplement thereto) and such other documents as such persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares covered by such registration statement;

(iv) use its best efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as the selling Holders of Registrable Shares or, in the case of an Underwritten Public Offering, the managing underwriter shall reasonably request and do any and all other acts and things which are reasonably necessary or advisable to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such selling Holder (provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (y) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction);

(v) promptly notify each selling Holder under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any selling Holder, the Company will promptly prepare a supplement or amendment to such registration statement so that, as thereafter delivered to the purchasers of such Registrable Shares, such registration statement will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vi) use its best efforts to cause all such Registrable Shares to be listed on a recognized U.S. share exchange or traded on a U.S. inter-dealer quotation system and, if similar securities issued by the Company are already so listed, on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed or traded;

(vii) provide a transfer agent and registrar for all such Registrable Shares not later than the printing of any preliminary prospectus;

(viii) assist any underwriter or selling Holder participating in such registration and public offering in its marketing efforts with prospective investors by causing the Company’s officers, directors and employees to participate in marketing efforts, including “roadshow” presentations in various major national and international centers, in connection with any public offering;

(ix) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission or any other applicable regulatory authority, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related public offering document or suspending the qualification of any Registrable Shares included in such registration statement or public offering document for sale in any jurisdiction, the Company will use its best efforts to promptly obtain the withdrawal of such order and to notify holders of the Registrable Shares promptly; and

(xi) use its best efforts to cause such Registrable Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as would ordinarily be necessary to enable the selling Holder thereof to consummate the disposition of such Registrable Shares.

(b) For purposes of Section 3.4(a)(i) and Section 3.4(a)(ii), the period of distribution of Registrable Shares in an Underwritten Public Offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Shares in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Shares covered thereby or six months after the effective date thereof.

(c) In connection with each registration hereunder, the selling Holders of Registrable Shares will only be required to furnish to the Company such information with respect to themselves and the proposed distribution by them as shall be necessary in order to assure compliance with Applicable Securities Laws.

(d) In connection with each registration pursuant to Section 3.1 and Section 3.2 covering an Underwritten Public Offering, the Company agrees to enter into such customary agreements (including underwriting agreements) as the managing underwriter selected in the manner herein provided may request in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company’s size and investment stature, provided that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof.

(e) Any Holder receiving any written notice from the Company regarding the Company’s plans to file a registration statement shall treat such notice confidentially and shall not disclose such information to any Person other than as necessary to exercise its rights under this Agreement; provided, however, that such Holder may disclose such notice in its reasonable discretion for the purpose of seeking additional insurance coverage for its directors and officers and for purposes of fund reporting or inter-fund reporting or to its fund manager, other funds managed by its fund manager or their respective Affiliates, advisors, consultants, auditors, directors, officers, employees, shareholders, investors and insurers.

Section 3.5. Expenses. All expenses incurred in complying with Section 3.1, Section 3.2, Section 3.3 and Section 3.4, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities and blue sky laws, fees and expenses in connection with any listing of the Ordinary Shares on a securities exchange or inter-dealer quotation system, printing expenses, fees and disbursements of counsel and independent public accountants for the Company and the fees and disbursements of the underwriters, fees of the United States Financial Industry Regulatory Authority (FINRA), transfer taxes, fees of transfer agents and registrars and costs of insurance and the reasonable fees and expenses of one counsel for the selling Holder(s), but excluding any Selling Expenses, are herein called “Registration Expenses”. The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Section 3.1, Section 3.2, Section 3.3 and Section 3.4, provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders, unless the Holders agree to forfeit their right to one registration pursuant to Section 3.1; provided, further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses. All Selling Expenses incurred in connection with any sale of Registrable Shares by any participating Holder shall be borne by such Holder, or by such persons other than the Company (except to the extent that the Company shall be a seller) as they may agree.

Section 3.6. Indemnification.

(a) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to Section 3.1, Section 3.2 or Section 3.3, the Company will indemnify and hold harmless each selling Holder thereunder and its officers, directors, shareholders, accountants and legal counsel and each other Person, if any, who controls such Holder within the meaning of the Securities Act, against any and all losses, claims, damages, expenses or liabilities, joint or several, to which such Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Shares were registered under the Securities Act pursuant to Section 3.1, Section 3.2 or Section 3.3, any preliminary prospectus or final prospectus contained therein, any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Person in writing specifically for use in such registration statement or prospectus nor for amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

(b) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to Section 3.1, Section 3.2 or Section 3.3, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each director or officer of the Company who signs the registration statement, and each Person, if any, who controls the Company within the meaning of the Securities Act, against all losses, claims, damages, expenses or liabilities, to which the Company or such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Shares was registered under the Securities Act pursuant to Section 3.1, Section 3.2 or Section 3.3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such director, officer and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such Holder will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Holder, as such, furnished in writing to the Company by such Holder specifically for use in such registration statement or prospectus; provided, further, however, that the liability of such Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Holder from the sale of Registrable Shares covered by such registration statement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof. In case any such action shall be brought against any indemnified party, the indemnified party shall notify the indemnifying party of the commencement thereof and the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the other party or parties thereto or if the interests of the indemnified party may reasonably be deemed to conflict with the interests of the other party or parties thereto, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 3.6, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this Section 3.6.

(d) It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnification provided for in Section 3.6(a) and Section 3.6(b) is unavailable to or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the selling Holders, on the other, in connection with the statement or omissions which resulted in such losses, claims, damages, liabilities or actions, as well as any other relevant equitable considerations including, without limitation, the failure to give any notice under Section 3.6(b). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the selling Holders, on the other hand, and to the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.6 were determined by any method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this and the immediately preceding paragraph, the selling Holders shall not be required to contribute any amount in excess of the amount, if any, by which the net proceeds received by the Holders exceeds the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The indemnification of underwriters provided for in this Section 3.6 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters and the indemnification of the selling Holders in such underwriting shall, at the selling Holders’ request, be modified to conform to such terms and conditions.

(f) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the Transfer of securities and completion of any offering of Registrable Shares in a registration statement under this Agreement.

(g) To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the Underwritten Public Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 3.7. Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a registration statement on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c) at any time following ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder, upon request (i) if true, a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without registration or pursuant to registration statement on Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Ordinary Shares are listed).

Section 3.8. Assignment of Registration Rights. The Registration Rights may not be assigned by a Holder except in connection with a Transfer of Registrable Shares and otherwise in accordance with this Section 3.8. In connection with a Transfer of Registrable Shares, the transferring Holder may assign the Registration Rights, together with all related obligations under Article III, in respect of the Registrable Shares so transferred, to the transferee of such Registrable Shares, provided that (i) the number of Registrable Shares held by such transferee as of immediately following such transfer is more than five percent (5%) of the total number of the then issued and outstanding Registrable Shares, and (ii) the Permitted Transferee, if not already a party hereto (whether as an original party or by way of executing and delivering an adherence agreement in substantially the form set out in Schedule 1 hereto), shall have executed and delivered to the Company a document in a form reasonably acceptable to the Company pursuant to which such transferee agrees and undertakes to be bound by the provisions of this Article III as a Holder.

Section 3.9. Termination of Registration Rights. The provisions of Article III shall terminate and cease to have any force or effect upon the earlier of (i) the fifth (5th) anniversary of the Closing, and (ii) such time as all Registrable Shares may be sold in a period of three (3) months pursuant to Rule 144.

Section 3.10. Other Registration Rights. Except as provided in this Agreement, the Company will not grant to any person the right to request the Company to register any Equity Securities if the Holder’s exercise of its right pursuant to terms under this Article III will be prejudiced.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1. General Restrictions. The Investor may not, and shall cause its Affiliates to not, Transfer any Subject Shares unless such Transfer is conducted in compliance with all applicable Laws, this Agreement and the Articles. Any Transfer or attempted Transfer of any Subject Shares not made in compliance with this Article IV shall be null and void ab initio, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Subject Shares for all purposes of this Agreement and the Articles.

Section 4.2. Lock-Up. The Investor shall not, and shall cause its Affiliates not to, Transfer any Subject Shares without the prior written consent of the Company prior to the Lock-Up Termination Date, other than:

(a) Transfer to a Qualified Investor Group Member (a “Permitted Transferee”), provided that (i) the transferee shall agree to be bound by the terms of this Agreement by executing and delivering to the Company an adherence agreement in substantially the form set out in Schedule 1 hereto and (ii) in the event such transferee ceases to be a Permitted Transferee prior to the Lock-Up Termination Date, the transferee shall Transfer back all of the relevant Subject Shares (excluding any relevant Subject Shares which have been Transferred by such transferee as permitted under other subsections of this Section 4.2) to the Investor or another Qualified Investor Group Member in compliance with this Section 4.2;

(b) Transfer required by Laws applicable to the Investor that come into effect after the Closing, provided that the Investor shall, prior to effecting the proposed Transfer, deliver an opinion of counsel reasonably satisfactory to the Company setting out the basis for the requirement under applicable Law and the applicability thereof to the Investor and it being agreed that if Transferring the relevant Subject Shares to a Qualified Investor Group Member would result in compliance with such requirements of Laws, then the Investor shall Transfer such Subject Shares to a Qualified Investor Group Member pursuant to Section 4.2(a) and not this Section 4.2(b);

(c) Transfer on and from May 1, 2024 if the Platform and Software Collaboration Agreement has not been executed by April 30, 2024;

(d) Transfer in the event that the total shareholding of the Investor and its Affiliates becomes 10% or more of the Company Total Share Number solely due to the Company’s repurchase, redemption, or change of its share capital, provided that such Transfer may be made only to the extent that, absent other Transfers permitted under this Agreement, the Investor and its Affiliates will collectively hold approximately 9.99% of the Company Total Share Number, and the Investor will use its commercially reasonable efforts to Transfer as soon as practicable to the extent that the total shareholding of the Investor and its Affiliates immediately after the Transfer is as close to 9.99% of the Company Total Share Number as reasonably possible, provided that the Company has promptly provided the Share Information in accordance with Section 5.4;

(e) Transfer in the event that any Transaction Document or Collaboration Document is terminated according to the terms thereof (other than due to a breach by the Investor and/or its Affiliates and other than due to the expiration of the duration of any Transaction Document or Collaboration Document according to its terms);

(f) Transfer in the event that there has been a material breach by the Company and/or its Affiliate under the Transaction Documents or the Collaboration Documents and such breach has not been cured within thirty (30) days (with respect to the Transaction Documents) or sixty (60) days (with respect to the Collaboration Documents) after the written notice from the Investor and/or its Affiliates;

(g) Transfer if a Sanctions Event has occurred provided that:

(i) the Investor shall have first sent a Sanctions Event Notice to the Company stating the basis on which it believes a Sanctions Event has occurred and its bona fide intention to Transfer;

(ii) the applicable Group Company or Affiliate shall have the right to remedy the Sanctions Event, if it is capable of remedy, for a period of 60 Business Days following the date of the Sanctions Event Notice; and

(iii) the Sanctions Event (if capable of remedy) is not remedied to the satisfaction of the Investor (not to be unreasonably withheld) during such 60 Business Days, or is incapable of being remedied; or

(h) Transfer pursuant to a bona fide tender offer, merger, consolidation or other similar transaction (i) that is approved by the Board and made available to all holders of the Company’s share capital and (ii) the completion of which, will result in the Founder not Beneficially Owning a number of shares representing at least 50.01% of the aggregate voting power of the total issued and outstanding share capital of, or otherwise Controlling, the relevant acquiring or surviving entity pursuant to such transaction.

For the avoidance of doubt, in the case of Transfer under the sub-clauses of this Section 4.2 (except Section 4.2(a)), the subsequent Transfers of the relevant Subject Shares that had been Transferred in compliance with such sub-clauses shall not be subject to any consent of the Company as provided in this Section 4.2.

Section 4.3. Restrictive Legend. In addition to any other legend that may be required, each certificate (if any) representing the Subject Shares shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable Laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE INVESTOR RIGHTS AGREEMENT, DATED [•], 2023, BY AND BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL PROVISIONS OF THE SAID AGREEMENT AS APPLICABLE.”

The Investor agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of Subject Shares except in compliance with the restrictions set forth in this Section 4.3.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. [Intentionally left blank]

Section 5.2. Share Deposit and Conversion between ADSs and Ordinary Shares. From the date that relevant Subject Shares can be Transferred under Section 4.2 or otherwise on or after the Lock-Up Termination Date:

(a) Upon the written request of any Holder, the Company shall promptly facilitate and consent to:

(i) the transfer of the relevant Subject Shares held by such Holder to the Hong Kong branch register of members of the Company;

(ii) the deposit of the relevant Subject Shares held by such Holder with (x) the U.S. depositary for the issuance of ADSs in accordance with the applicable deposit agreement in connection with the Company’s ADS program; or (y) CCASS; and

(iii) the conversion between ADSs and Class A Ordinary Shares with respect to the Subject Shares held by such Holder for the purposes of changing the trading venue between the New York Stock Exchange and the Hong Kong Stock Exchange.

(b) The Company agrees to execute, deliver and provide such instruments and documents, and carry out all other actions, as may be reasonably requested or required by the depositary, HKSCC, the requesting Holder or its securities broker, in order to complete the transactions contemplated under Section 5.2(a).

(c) The requesting Holder shall bear, and shall promptly reimburse the Company for, all fees, costs and expenses (to the extent that such types of fees, costs and expenses are also applicable to other shareholders of the Company who are not directors, officers or employees of the Group Companies) incurred by the Company in connection with the transactions contemplated under Section 5.2(a) and Section 5.2(b).

Before the relevant Subject Shares can be Transferred under Section 4.2, in the event that the Transfer under Section 4.2 can be reasonably expected to be made soon, the Company and the Holder will discuss in good faith to complete the share deposit and conversion between ADSs and Class A Ordinary Shares by the time the relevant Subject Shares can be Transferred.

Section 5.3. Share Capital Notification by the Company. The Company shall give the Investor written notice reasonably in advance of (a) any proposed issuance of Ordinary Shares that would reasonably be expected to, assuming the Qualified Investor Group Members continue to hold the same aggregate number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) as was last known to the Company, result in the 3% Threshold or the 5% Threshold not being met, and (b) any proposed repurchase, redemption or cancellation of Ordinary Shares that would, assuming the Investor and its Affiliates continue to hold the same aggregate number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) as was last known to the Company, reasonably be expected to result in the Investor and its Affiliates’ holdings in the Company becoming 10% or more of the Company Total Share Number, in each case of (a) and (b), to the extent the plan for such issuance, repurchase, redemption or cancellation has not already been publicly disclosed in the Company’s filings with the SEC or HKEX.

Section 5.4. Prompt Disclosure. The Company shall disclose (i) any material non-public information related to the Group (including but not limited to the termination of any Transaction Document or Collaboration Document other than due to the expiry of the term of any Transaction Document or Collaboration Document) and (ii) any other information (including but not limited to the number of the share capital of the Company), in each case of (i) and (ii), if and when required to be disclosed by the Company under applicable Laws including the rules and regulations of NYSE and HKEX.

Section 5.5. Founder’s Undertakings. The Company irrevocably and unconditionally undertakes to the Investor that:

(a) it shall promptly notify the Investor in writing with all reasonable details, provide the Investor with all relevant information it is aware of and documents in its possession, and deliver to the Investor all written notices or communications it receives, in respect of any fact, matter or circumstance which is reasonably likely to give rise or has given rise to any breach of any obligation by the Founder under the Founder-Company Undertaking, and any claims, demands, disputes and/or proceedings relating thereto provided that the Company shall not be obligated to provide any information to the Investor, which, if provided, could result in the loss of the attorney-client privilege between the Company or any of its Subsidiaries and their respective counsel, in the good faith determination of the Board based on the opinion of counsel;

(b) it shall, at all times, diligently enforce its rights and the Founder’s obligations under the Founder-Company Undertaking;

(c) it shall not terminate, amend, modify or vary in any way the terms of the Founder-Company Undertaking or grant any consent to, waive or defer or give any consent under or pursuant to, (or purport to grant any consent to, waive or defer or give any consent under or pursuant to) any provisions or rights or obligations thereunder; and

(d) it shall not transfer, novate, assign or otherwise alienate any of its rights under the Founder-Company Undertaking (or do anything which has a similar effect).

ARTICLE VI

MISCELLANEOUS

Section 6.1. Share Subdivision, Share Dividend and Similar Events; ADSs. Upon any share subdivision, share dividend, share consolidations, recapitalization or other similar event of the share capital of the Company, all references to the per share price and number of shares in this Agreement, for purposes of determining the availability of any rights of the Investor under this Agreement, shall be deemed to have been proportionally adjusted based on such event. Any reference to number of shares shall be deemed to include any such shares that are represented by ADSs.

Section 6.2. Effectiveness; Termination.

(a) This Agreement shall become effective only upon the Closing with respect to all of the Parties other than the Investor Nominee, and the Investor Nominee shall be deemed to have been removed as a party to this Agreement prior to the effectiveness of this Agreement; provided that in the event the Investor Nominee Assumption has occurred pursuant to Section 4.4 of the Share Purchase Agreement, this Agreement shall become effective only upon the Closing with respect to all of the Parties other than the Investor, and the Investor shall be deemed to have been removed as a party to this Agreement prior to the effectiveness of this Agreement and all references in this Agreement to the Investor must be read and construed as referring to the Investor Nominee. Notwithstanding anything herein to the contrary, this Agreement shall not have any force or effect prior to the Closing, and shall automatically terminate in its entirety and be void ab initio upon the termination of the Share Purchase Agreement without the Closing having occurred. A Party who is removed as a party hereto pursuant to this Section 6.2(a) shall have no rights or obligations hereunder, unless subsequently again made a party hereto in accordance with the terms herein.

(b) This Agreement shall terminate and have no further force and effect upon the earlier of (i) the mutual written consent of the Parties and (ii) the date on which the Qualified Investor Group Members collectively no longer Beneficially Own any Ordinary Shares; provided that (a) nothing herein shall release any such Party from liability for any breach of this Agreement occurring prior to such termination, (b) the provisions of Article VI shall survive any termination of this Agreement, (c) a termination of this Agreement pursuant to this Section 6.2(b) shall not affect the continued effectiveness, if applicable, of Article III, which shall terminate only in accordance with Section 3.9.

Section 6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 6.4. Dispute Resolution. Any dispute arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “HKIAC Rules”). The arbitral tribunal shall be constituted of three (3) arbitrators. The Company shall have the right to appoint one arbitrator, the Investor, shall have the right to appoint the second arbitrator and the third arbitrator shall be appointed by the HKIAC. The seat of arbitration shall be in Hong Kong. The language of arbitration shall be English. The award of the arbitration tribunal shall be final and binding upon the parties thereto. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication. Nothing in this Section 6.4 shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction pending final determination of the dispute by the arbitral tribunal.

Section 6.5. Specific Performance. Each Party acknowledges that money damages may not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable or non-monetary relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 6.6. Entire Agreement. This Agreement (including the schedules and exhibits hereto) and other Transaction Documents and Collaboration Documents contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, representations and warranties, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

Section 6.7. Successors and Assigns. This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, except that the Investor may assign its rights, interests or obligations hereunder in connection with a Transfer permitted hereunder; provided that (i) the Investor Director Nomination Right and the Investor Observer Appointment Right may only be assigned in accordance with Section 2.6 and (ii) the Registration Rights may only be assigned in accordance with Section 3.8; provided further that any such assignment does not relieve the assigning Party of its obligations hereunder.

Section 6.8. No Third Party Beneficiary; No Partnership. A Person who is not a party to this Agreement shall not have any right under this Agreement, nor shall any such Person be entitled to enforce any provision of this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

Section 6.9. Expenses. Except as otherwise provided herein, each Party will bear its own legal, accounting and other costs and expenses incurred by such Party in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) if given by electronic mail, when such electronic mail is sent. All notices hereunder to a Party shall be sent to the applicable address of such Party set forth below (or such other address as such Party may have notified the other Parties in writing not less than five (5) Business Days in advance):

If to the Company, to:

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640, China

Attention:   Yeqing Zheng

Email:     [REDACTED]

with a required copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

3919 China World Center

1 Jianguomenwai Avenue

Beijing, 100004, China

Attention:   Yang Wang

Facsimile:   [REDACTED]

Email:     [REDACTED]

If to the Investor, to:

Building 1, No. 12 Qisheng Mid Street

Chaoyang District, Beijing 100028, P. R. China

Attention:  Mr. Stefan Mecha

Email:    [REDACTED]

with a required copy (which shall not constitute notice) to:

Clifford Chance LLP

25/F, HKRI Centre Tower 2, HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai 200041

The People’s Republic of China

Attention: Kelly Gregory / Virginia Lee

Email: [REDACTED]

If to the Investor Nominee, to:

19/21 route d’Arlon, Block B

L-8009 Strassen

Luxemburg

Attention:  Mr. Frank Mitschke

Email:    [REDACTED]

with a required copy (which shall not constitute notice) to:

Clifford Chance LLP

25/F, HKRI Centre Tower 2, HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai 200041

The People’s Republic of China

Attention: Kelly Gregory / Virginia Lee

Email: [REDACTED]

Section 6.11. Amendment and Waivers. This Agreement may be amended only with the written consent of each of the Investor and the Company. Any waiver of any provision of this Agreement must be in a written form duly executed by the Party against whom such waiver is to be enforced. Any amendment or waiver effected in accordance with this Section 6.11 shall be binding upon the respective successors and permitted assigns of the Parties.

Section 6.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 6.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 6.14. Severability. If any provision of this Agreement is found to be illegal, invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their reasonable best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 6.15. Confidentiality.

(a) The existence of the Transaction Documents and the Collaboration Documents and the terms and conditions of the transactions contemplated thereunder and any information furnished to the Investor or its Representatives by or on behalf of the Company or its Representatives pursuant to this Agreement (including information provided to the Investor Observer pursuant to Section 2.3(b)) are confidential information (the “Confidential Information”) and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth in this Section 6.15; provided that the following shall not be considered Confidential Information for purposes hereof: (i) any information that comes into the public domain other than by reason of a breach of the confidentiality obligations hereunder by such Party, (ii) any information that is already in the possession of such Party or its Representatives at the time the information was disclosed to such Party by or on behalf of the other Party, (iii) any information acquired by such Party from a source other than the other Party or its Representatives, which source, to the knowledge of the receiving Party, is not in breach of any obligation owed to any Person in respect of such disclosure, (iv) any information independently developed by such Party or its Representatives without using or making reference to any confidential information, and (v) any information agreed in writing by the other Party not to be confidential.

(b) Notwithstanding Section 6.15(a), (i) in the event that any Party is requested by any Governmental Authority or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations or in connection with any legal, judicial, arbitration or administrative proceedings) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall, to the extent practicable and permitted by applicable Laws, provide the other Party (the “Non-Disclosing Party”) with prompt written notice of that fact and use reasonable efforts to seek (with the cooperation and reasonable efforts of the other Party), at the Disclosing Party’s costs, a protective order (in any event without initiating any litigation or similar proceedings), confidential treatment or other appropriate remedy with respect to the information which is requested or legally required to be disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party, and (ii) each of the Company and the Investor may disclose the Confidential Information to its Representatives on a need-to-know basis, provided that each such recipient shall either be subject to professional obligations to keep such information confidential or confidentiality obligations that are as restrictive as this Section 6.15 and that the Company or the Investor, as applicable, shall be liable for any breach of confidentiality obligations by its recipients.

Section 6.16. Headings and Schedules. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference.

Section 6.17. Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or”, “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). Unless otherwise expressly provided herein, any statute or law defined or referred to herein means such statute or law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 6.18. Conflict with Articles. In the event of any conflict or inconsistency between the provisions of this Agreement and the Articles, the Parties shall, notwithstanding such conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances, without giving rise to any breach or violation of the provisions of the Articles or applicable Law. For so long as the 3% Threshold is met, the Company shall not amend the existing Articles in any manner (or take any similar action) that would adversely affect in any material respect the Investor’s rights hereunder or the Company’s ability to comply with its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

COMPANY

XPENG INC.

By:	/s/ Xiaopeng He
Name:	Xiaopeng He
Title:	Director

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

INVESTOR

Volkswagen (China) Investment Co., Ltd. (大众 汽车（中国）投资有限公司)

By:	/s/ Ralf Brandstätter
Name:	Ralf Brandstätter
Title:	Chairman and CEO of
Volkswagen Group China

By:	/s/ Stefan Mecha
Name:	Stefan Mecha
Title:	CEO of Volkswagen China
Passenger Cars Brand
Head of Group Sales of Volkswagen
Group China

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

INVESTOR NOMINEE

Volkswagen Finance Luxemburg S.A.

By:	/s/ Frank Mitschke
Name:	Frank Mitschke
Title:	Managing Director

By:	/s/ Julie Roeser
Name:	Julie Roeser
Title:	Daily Business Manager